UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

IRONWOOD PHARMACEUTICALS, INC.

(Name of Issuer)

CLASS A COMMON STOCK

(Title of Class of Securities)

46333X 108

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G/A

CUSIP No. 46333X 108	Page 2 of 18

1	NAME OF REPORTING PERSON Venrock Associates
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒[1]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,105,169[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,105,169[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,105,169[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%[4]
12	TYPE OF REPORTING PERSON * PN

[1]	This Schedule 13G/A is being filed by Venrock Associates (“Venrock”), Venrock Associates II, L.P. (“Venrock II”), Venrock Entrepreneurs Fund, L.P. (“Entrepreneurs Fund”), Venrock Associates V, L.P. (“Venrock V”), Venrock Management V, LLC (“Venrock Management V”), Venrock Partners V, L.P. (“VP V”), Venrock Partners Management V, LLC (“VP Management V”), VR Management, LLC (“VRM”), Venrock Management LLC (“Venrock Management” and, together with Venrock, Venrock II, Entrepreneurs Fund, Venrock V, Venrock Management V, VP V, VP Management V and VRM, the “Venrock Associates Entities”), Venrock Healthcare Capital Partners, L.P. (“VHCP”), VHCP Co-Investment Holdings, LLC (“VHCP Co-Investment) and VHCP Management, LLC (“VHCP Management” and, together with VHCP and VHCP Co-Investment, the “Venrock Healthcare Entities”). The Venrock Associates Entities and the Venrock Healthcare Entities are collectively referred to herein as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of (i) 1,919,704 shares of Class A Common Stock held by Venrock, (ii) 16,498 shares of Class A Common Stock held by Entrepreneurs Fund, (iii) 88,262 shares of Class A Common Stock held by Venrock V, (iv) 7,483 shares of Class A Common Stock held by VP V, (v) 105 shares of Class A Common Stock held by Venrock Management, (vi) 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM, (vii) 32,737 shares of Class A Common Stock held by VRM, and (viii) 380 shares of Class A Common Stock held by Bryan E. Roberts (“Roberts”). Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.
[3]	The shares included on rows 6, 8 and 9 do not include 18,910 shares of Class A Common Stock held by VHCP Management.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014, plus 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock beneficially owned by the Reporting Persons. The 2,105,169 shares beneficially owned by the Reporting Persons represents 1.5% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 3 of 18

1	NAME OF REPORTING PERSON Venrock Associates II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒[1]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,105,169[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,105,169[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,105,169[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%[4]
12	TYPE OF REPORTING PERSON* PN

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of (i) 1,919,704 shares of Class A Common Stock held by Venrock, (ii) 16,498 shares of Class A Common Stock held by Entrepreneurs Fund, (iii) 88,262 shares of Class A Common Stock held by Venrock V, (iv) 7,483 shares of Class A Common Stock held by VP V, (v) 105 shares of Class A Common Stock held by Venrock Management, (vi) 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM, (vii) 32,737 shares of Class A Common Stock held by VRM, and (viii) 380 shares of Class A Common Stock held by Bryan E. Roberts (“Roberts”). Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.
[3]	The shares included on rows 6, 8 and 9 do not include 18,910 shares of Class A Common Stock held by VHCP Management.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014, plus 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock beneficially owned by the Reporting Persons. The 2,105,169 shares beneficially owned by the Reporting Persons represents 1.5% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 4 of 18

1	NAME OF REPORTING PERSON Venrock Entrepreneurs Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒[1]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,105,169[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,105,169[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,105,169[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%[4]
12	TYPE OF REPORTING PERSON* PN

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of (i) 1,919,704 shares of Class A Common Stock held by Venrock, (ii) 16,498 shares of Class A Common Stock held by Entrepreneurs Fund, (iii) 88,262 shares of Class A Common Stock held by Venrock V, (iv) 7,483 shares of Class A Common Stock held by VP V, (v) 105 shares of Class A Common Stock held by Venrock Management, (vi) 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM, (vii) 32,737 shares of Class A Common Stock held by VRM, and (viii) 380 shares of Class A Common Stock held by Bryan E. Roberts (“Roberts”). Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.
[3]	The shares included on rows 6, 8 and 9 do not include 18,910 shares of Class A Common Stock held by VHCP Management.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014, plus 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock beneficially owned by the Reporting Persons. The 2,105,169 shares beneficially owned by the Reporting Persons represents 1.5% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 5 of 18

1	NAME OF REPORTING PERSON Venrock Associates V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒[1]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,105,169[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,105,169[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,105,169[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%[4]
12	TYPE OF REPORTING PERSON* PN

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of (i) 1,919,704 shares of Class A Common Stock held by Venrock, (ii) 16,498 shares of Class A Common Stock held by Entrepreneurs Fund, (iii) 88,262 shares of Class A Common Stock held by Venrock V, (iv) 7,483 shares of Class A Common Stock held by VP V, (v) 105 shares of Class A Common Stock held by Venrock Management, (vi) 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM, (vii) 32,737 shares of Class A Common Stock held by VRM, and (viii) 380 shares of Class A Common Stock held by Bryan E. Roberts (“Roberts”). Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.
[3]	The shares included on rows 6, 8 and 9 do not include 18,910 shares of Class A Common Stock held by VHCP Management.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014, plus 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock beneficially owned by the Reporting Persons. The 2,105,169 shares beneficially owned by the Reporting Persons represents 1.5% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 6 of 18

1	NAME OF REPORTING PERSON Venrock Partners V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒[1]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,105,169[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,105,169[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,105,169[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%[4]
12	TYPE OF REPORTING PERSON* PN

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of (i) 1,919,704 shares of Class A Common Stock held by Venrock, (ii) 16,498 shares of Class A Common Stock held by Entrepreneurs Fund, (iii) 88,262 shares of Class A Common Stock held by Venrock V, (iv) 7,483 shares of Class A Common Stock held by VP V, (v) 105 shares of Class A Common Stock held by Venrock Management, (vi) 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM, (vii) 32,737 shares of Class A Common Stock held by VRM, and (viii) 380 shares of Class A Common Stock held by Bryan E. Roberts (“Roberts”). Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.
[3]	The shares included on rows 6, 8 and 9 do not include 18,910 shares of Class A Common Stock held by VHCP Management.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014, plus 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock beneficially owned by the Reporting Persons. The 2,105,169 shares beneficially owned by the Reporting Persons represents 1.5% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 7 of 18

1	NAME OF REPORTING PERSON Venrock Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ ¹
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,105,169[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,105,169[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,105,169[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%[4]
12	TYPE OF REPORTING PERSON* OO

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of (i) 1,919,704 shares of Class A Common Stock held by Venrock, (ii) 16,498 shares of Class A Common Stock held by Entrepreneurs Fund, (iii) 88,262 shares of Class A Common Stock held by Venrock V, (iv) 7,483 shares of Class A Common Stock held by VP V, (v) 105 shares of Class A Common Stock held by Venrock Management, (vi) 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM, (vii) 32,737 shares of Class A Common Stock held by VRM, and (viii) 380 shares of Class A Common Stock held by Bryan E. Roberts (“Roberts”). Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.
[3]	The shares included on rows 6, 8 and 9 do not include 18,910 shares of Class A Common Stock held by VHCP Management.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014, plus 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock beneficially owned by the Reporting Persons. The 2,105,169 shares beneficially owned by the Reporting Persons represents 1.5% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 8 of 18

1	NAME OF REPORTING PERSON Venrock Management V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ ¹
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,105,169[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,105,169[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,105,169[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%[4]
12	TYPE OF REPORTING PERSON* OO

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of (i) 1,919,704 shares of Class A Common Stock held by Venrock, (ii) 16,498 shares of Class A Common Stock held by Entrepreneurs Fund, (iii) 88,262 shares of Class A Common Stock held by Venrock V, (iv) 7,483 shares of Class A Common Stock held by VP V, (v) 105 shares of Class A Common Stock held by Venrock Management, (vi) 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM, (vii) 32,737 shares of Class A Common Stock held by VRM, and (viii) 380 shares of Class A Common Stock held by Bryan E. Roberts (“Roberts”). Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.
[3]	The shares included on rows 6, 8 and 9 do not include 18,910 shares of Class A Common Stock held by VHCP Management.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014, plus 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock beneficially owned by the Reporting Persons. The 2,105,169 shares beneficially owned by the Reporting Persons represents 1.5% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 9 of 18

1	NAME OF REPORTING PERSON VR Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ ¹
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,105,169[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,105,169[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,105,169[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%[4]
12	TYPE OF REPORTING PERSON* OO

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of (i) 1,919,704 shares of Class A Common Stock held by Venrock, (ii) 16,498 shares of Class A Common Stock held by Entrepreneurs Fund, (iii) 88,262 shares of Class A Common Stock held by Venrock V, (iv) 7,483 shares of Class A Common Stock held by VP V, (v) 105 shares of Class A Common Stock held by Venrock Management, (vi) 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM, (vii) 32,737 shares of Class A Common Stock held by VRM, and (viii) 380 shares of Class A Common Stock held by Bryan E. Roberts (“Roberts”). Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.
[3]	The shares included on rows 6, 8 and 9 do not include 18,910 shares of Class A Common Stock held by VHCP Management.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014, plus 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock beneficially owned by the Reporting Persons. The 2,105,169 shares beneficially owned by the Reporting Persons represents 1.5% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 10 of 18

1	NAME OF REPORTING PERSON Venrock Partners Management V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ ¹
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,105,169[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,105,169[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,105,169[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%[4]
12	TYPE OF REPORTING PERSON* OO

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of (i) 1,919,704 shares of Class A Common Stock held by Venrock, (ii) 16,498 shares of Class A Common Stock held by Entrepreneurs Fund, (iii) 88,262 shares of Class A Common Stock held by Venrock V, (iv) 7,483 shares of Class A Common Stock held by VP V, (v) 105 shares of Class A Common Stock held by Venrock Management, (vi) 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM, (vii) 32,737 shares of Class A Common Stock held by VRM, and (viii) 380 shares of Class A Common Stock held by Bryan E. Roberts (“Roberts”). Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.
[3]	The shares included on rows 6, 8 and 9 do not include 18,910 shares of Class A Common Stock held by VHCP Management.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014, plus 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock beneficially owned by the Reporting Persons. The 2,105,169 shares beneficially owned by the Reporting Persons represents 1.5% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 11 of 18

1	NAME OF REPORTING PERSON Venrock Healthcare Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ ¹
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 18,910[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 18,910[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,910[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%[4]
12	TYPE OF REPORTING PERSON* PN

¹	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of 18,910 shares of Class A Common Stock held by VHCP Management.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,105,169 shares of Class A Common Stock beneficially owned by the Venrock Associates Entities.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014. The 18,910 shares beneficially owned by the Reporting Persons represents 0.0% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 12 of 18

1	NAME OF REPORTING PERSON VHCP Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (a) ☐ (b) ☒ [1]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 18,910[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 18,910[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,910[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%[4]
12	TYPE OF REPORTING PERSON* OO

¹	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of 18,910 shares of Class A Common Stock held by VHCP Management.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,105,169 shares of Class A Common Stock beneficially owned by the Venrock Associates Entities.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014. The 18,910 shares beneficially owned by the Reporting Persons represents 0.0% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 13 of 18

1	NAME OF REPORTING PERSON VHCP Co-Investment Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (a) ☐ (b) ☒ [1]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 18,910[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 18,910[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,910[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%[4]
12	TYPE OF REPORTING PERSON* OO

¹	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]	Consists of 18,910 shares of Class A Common Stock held by VHCP Management.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,105,169 shares of Class A Common Stock beneficially owned by the Venrock Associates Entities.
[4]	This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014. The 18,910 shares beneficially owned by the Reporting Persons represents 0.0% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 14 of 18

Introductory Note: This Schedule 13G/A is filed by Venrock Associates, a limited partnership organized under the laws of the State of New York (“Venrock”); Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York (“Venrock II”); Venrock Entrepreneurs Fund, L.P., a limited partnership organized under the laws of the State of New York (“Entrepreneurs Fund”); Venrock Associates V, L.P., a limited partnership organized under the laws of the State of Delaware (“Venrock V”); Venrock Management V, LLC, a limited liability company organized under the laws of the State of Delaware (“Venrock Management V”); Venrock Partners V, L.P., a limited partnership organized under the laws of the State of Delaware (“VP V”); Venrock Partners Management V, LLC, a limited liability company organized under the laws of the State of Delaware (“VP Management V”), VR Management, LLC, a limited liability company organized under the laws of the State of Delaware (“VRM”); Venrock Management, LLC, a limited liability company organized under the laws of the State of Delaware (“Venrock Management” and, together with Venrock, Venrock II, Entrepreneurs Fund, Venrock V, Venrock Management V, VP V, VP Management V and VRM, the “Venrock Associates Entities”); Venrock Healthcare Capital Partners, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP”); VHCP Co-Investment Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment”); and VHCP Management, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management” and, together with VHCP and VHCP Co-Investment, the “Venrock Healthcare Entities”). The Venrock Associates Entities and the Venrock Healthcare Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.

Item 1(a)	Name of Issuer:

Ironwood Pharmaceuticals, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

301 Binney Street

Cambridge, Massachusetts 02142

Item 2(a)	Name of Person Filing:

Venrock Associates

Venrock Associates II, L.P.

Venrock Entrepreneurs Fund, L.P.

VR Management, LLC

Venrock Management, LLC

Venrock Healthcare Capital Partners, L.P.

VCHP Co-Investment Holdings, LLC

Venrock Associates V, L.P.

Venrock Management V, LLC

Venrock Partners V, L.P.

Venrock Partners Management V, LLC

VHCP Management, LLC

Item 2(b)	Address of Principal Business Office or, if none, Residence:

New York Office:	Palo Alto Office:	Cambridge Office:

530 Fifth Avenue	3340 Hillview Avenue	55 Cambridge Parkway
22nd Floor	Palo Alto, CA 94304	Suite 100
New York, NY 10036		Cambridge, MA 02142

Item 2(c)	Citizenship:

Each of Venrock, Venrock II and Entrepreneurs Fund are limited partnerships organized in the State of New York. Each of Venrock V, VP V and VHCP are limited partnerships organized in the State of Delaware. Each of Venrock Management V, VP Management V, VRM, Venrock Management, VHCP Co-Investment and VHCP Management are limited liability companies organized in the State of Delaware.

Item 2(d)	Title of Class of Securities:

Class A Common Stock

Item 2(e)	CUSIP Number

46333X 108

Item 3	Not applicable.

13G/A

CUSIP No. 46333X 108	Page 15 of 18

Item 4	Ownership

(a) and (b)

As of December 31, 2014:

Venrock beneficially owns 1,919,704 shares of Class A Common Stock, or 1.6% of the outstanding shares of Class A Common Stock. This percentage is calculated based 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014. The 1,919,704 shares beneficially owned by Venrock represent 1.4% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

Entrepreneurs Fund beneficially owns 16,498 shares of Class A Common Stock, or 0.01% of the outstanding shares of Class A Common Stock. This percentage is calculated based 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014. The 16,498 shares beneficially owned by Entrepreneurs Fund represent 0.01% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

Venrock V beneficially owns 88,262 shares of Class A Common Stock, or 0.1% of the outstanding shares of Class A Common Stock. This percentage is calculated based 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014. The 88,262 shares beneficially owned by Venrock V represent 0.1% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

VP V beneficially owns 7,483 shares of Class A Common Stock, or 0.01% of the outstanding shares of Class A Common Stock. This percentage is calculated based 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014. The 7,483 shares beneficially owned by VP V represent 0.01% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

VRM beneficially owns 73,117 shares of Class A Common Stock, or 0.1% of the outstanding shares of Class A Common Stock, which shares consist of 72,737 shares beneficially owned by VRM plus 380 shares held by Roberts for the sole benefit of VRM. This percentage is calculated based upon 123,728,237 shares of outstanding Class A Common Stock, derived as follows: 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014, plus 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock beneficially owned by VRM. The 73,117 shares beneficially owned by VRM represent 0.1% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

Venrock Management V, which is the sole general partner of Venrock V, beneficially owns 88,262 shares of Class A Common Stock, which shares consist of the shares beneficially owned by Venrock V described above, or 0.1% of the outstanding shares of Class A Common Stock. This percentage is calculated based 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014. The 88,262 shares beneficially owned by Venrock Management V represent 0.1% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

VP Management V, which is the sole general partner of VP V, beneficially owns 7,483 shares of Class A Common Stock, which shares consist of the shares beneficially owned by VP V described above, or 0.01% of the outstanding shares of Class A Common Stock. This percentage is calculated based 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014. The 7,483 shares beneficially owned by VP Management V represent 0.01% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

Venrock Management, which is the sole general partner of Entrepreneurs Fund, beneficially owns 16,603 shares of Class A Common Stock, which shares consist of 105 shares of Class A Common Stock held by Venrock Management plus the shares beneficially owned by Entrepreneurs Fund described above, or 0.01% of the outstanding shares of Class A Common Stock. This percentage is calculated based 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014. The 16,603 shares beneficially owned by Venrock Management represents 0.01% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

VHCP beneficially owns no shares of Class A Common Stock, or 0.0% of the outstanding shares of Class A Common Stock and 0.0% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

VHCP Co-Investment beneficially owns no shares of Class A Common Stock, or 0.0% of the outstanding shares of Class A Common Stock and 0.0% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

VHCP Management, which is the manager of VHCP Co-Investment, beneficially owns 18,910 shares of Class A Common Stock, or 0.02% of the outstanding shares of Class A Common Stock. This percentage is calculated based upon 123,688,237 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2014, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014. The 18,910 shares beneficially owned by VHCP Management represent 0.01% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 16 of 18

(c)	Each of the Reporting Persons has sole power to vote or direct the vote of no shares of common stock and sole power to dispose or to direct the disposition of no shares of the common stock. Venrock, Venrock II, Entrepreneurs Fund, Venrock V, VP V, VRM, Venrock Management V, VP Management V and Venrock Management each have shared power to vote or to direct the vote of 2,105,169 shares of common stock and shared power to dispose or to direct the disposition of 2,105,169 shares of common stock. VHCP, VHCP Co-Investment and VHCP Management each have shared power to vote or to direct the vote of 18,910 shares of common stock and shared power to dispose or to direct the disposition of 18,910 shares of common stock.

Item 5	Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification

Not applicable.

13G/A

CUSIP No. 46333X 108	Page 17 of 18

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: February 17, 2015	VENROCK ASSOCIATES
By: A General Partner

	By:	/s/ David L. Stepp
Authorized Signatory

VENROCK ASSOCIATES II, L.P.
By: A General Partner

By:	/s/ David L. Stepp
Authorized Signatory

VENROCK ENTREPRENEURS FUND, L.P.
By its General Partner Venrock Management, LLC

By:	/s/ David L. Stepp
Authorized Signatory

VENROCK ASSOCIATES V, L.P. By: Venrock Management V, LLC		VR MANAGEMENT, LLC
Its General Partner

By:	/s/ David L. Stepp	By:	/s/ David L. Stepp
	Authorized Signatory		Authorized Signatory

VENROCK MANAGEMENT V, LLC		VENROCK MANAGEMENT, LLC

By:	/s/ David L. Stepp	By:	/s/ David L. Stepp
	Authorized Signatory		Authorized Signatory

VENROCK PARTNERS V, L.P. By: Venrock Partners Management V, LLC		VENROCK HEALTHCARE CAPITAL PARTNERS, L.P. By its General Partner VHCP Management, LLC
Its General Partner

By:	/s/ David L. Stepp	By:	/s/ David L. Stepp
	Authorized Signatory		Authorized Signatory

VENROCK PARTNERS MANAGEMENT V, LLC		VHCP CO-INVESTMENT HOLDINGS, LLC By its Manager VHCP Management, LLC

By:	/s/ David L. Stepp	By:	/s/ David L. Stepp
	Authorized Signatory		Authorized Signatory

VHCP MANAGEMENT, LLC

By:	/s/ David L. Stepp
Authorized Signatory

13G/A

CUSIP No. 46333X 108	Page 18 of 18

EXHIBIT INDEX

Exhibit No.

99.1	Agreement pursuant to Rule13d-1(k)(1) among Venrock, Venrock II, Entrepreneurs Fund, Venrock V, Venrock Management V, VP V, VP Management V, VRM, Venrock Management, VHCP, VHCP Co-Investment and VHCP Management (incorporated by reference from Exhibit 99.1 to Schedule 13G filed on February 11, 2011).